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                                                                     Exhibit 5.2

                        [LETTERHEAD OF LATHAM & WATKINS]

                                  June 24, 2002



Health Care Property Investors, Inc.
4675 MacArthur Court, Suite 900
Newport Beach, California 92660

         Re:  $250,000,000 Senior Notes Due 2012

Ladies and Gentlemen:

         In connection with the registration of $250,000,000 aggregate principal amount of 6.45% Senior Notes due 2012 (the "Securities") by Health Care Property Investors, a Maryland corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), pursuant to (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), originally filed with the Securities and Exchange Commission (the "Commission") on April 19, 2002 (File No. 333-86654), as amended by Amendment Nos. 1, 2 and 3 thereto dated May 21, 2002, June 7, 2002 and June 10, 2002, respectively, which was declared effective by the Commission on June 10, 2002 (collectively, the "Registration Statement"); (ii) a prospectus dated June 10, 2002 (the "Base Prospectus"), as supplemented by a prospectus supplement dated June 19, 2002, filed with the Commission on June 21, 2002 pursuant to Rule 424(b) under the Securities Act (the "Prospectus Supplement", and together with the Base Prospectus, the "Prospectus"), you have requested our opinion with respect to the matters set forth below.

         In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the issuance of the Securities. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any

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LATHAM & WATKINS

         Health Care Property Investors, Inc.
         June 24, 2002
         Page 2

         matters of municipal law or the laws of any local agencies within any state. We understand that certain matters concerning the laws of the State of Maryland are addressed in an opinion of Ballard Spahr Andrews & Ingersoll, LLP separately provided to you, and we express no opinion with respect to those matters. In rendering the opinions set forth below, we have, with your permission, assumed that the Company is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland; that each of the purchase agreement dated as of June 19, 2002 between Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston Corporation, as the representatives of the other underwriters named on Schedule A therein and the Company (the "Purchase Agreement"), the indenture dated as of September 1, 1993 (the "Indenture") between the Company and The Bank of New York as trustee and the Securities has been duly authorized, executed and delivered by the Company; and that none of the issuance and sale of the Securities by the Company, or the performance and compliance by the Company with the provisions of the Purchase Agreement, the Indenture or the Securities, or the consummation of the transactions contemplated thereby, will result in any violation of the provisions of the charter or bylaws of the Company.

                  Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, the Securities, when duly executed, authenticated and delivered on behalf of the Company against payment therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                  The opinion set forth above relating to the enforceability of the Securities is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors;
         (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is sought in a proceeding in equity or at law); and (iii) certain rights, remedies and waivers contained in the Indenture may be limited or rendered ineffective by applicable California laws or judicial decisions governing such provisions, but such laws or judicial decisions will not render the Securities invalid or unenforceable as a whole.

                  To the extent that the obligations of the Company under the Indenture may be dependent on such matters, we assume for purposes of this opinion that the Trustee has complied with any applicable requirement to file returns and pay taxes under the Franchise Tax Law of the State of California; that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

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LATHAM & WATKINS

         Health Care Property Investors, Inc.
         June 24, 2002
         Page 3

                  We consent to your filing this opinion as an exhibit to the 8-K disclosing the offering of the Securities and to the reference to our firm contained under the heading "Legal Matters" in the Prospectus.

                                                Very truly yours,

                                                /s/ Latham & Watkins